Exhibit 5.1

300 COLOARDO STREET SUITE 1800 AUSTIN TEXAS 78701 TELEPHONE: 737.309.7000 FACSIMILE: WWW.MOFO.COM

morrison & foerster llp

austin, beijing, berlin, boston,

brussels, denver, hong kong,

london, los angeles, miami,
new york, palo alto, san diego,
san francisco, shanghai, singapore,

tokyo, washington, d.c.

March 27, 2024

Board of Directors

Sky Harbor Group Corporation
136 Tower Road, Suite 205

Westchester County Airport

White Plains, NY 10604

Re:         Resale Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Sky Harbor Group Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the potential resale, from time to time, pursuant to Rule 415 under the Securities Act, of up to 10,897,926 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consist of (i) up to 8,893,846 outstanding shares of Class A Common Stock (the “Outstanding Shares”) and (ii) up to 2,004,080 shares of Class A Common Stock issuable upon exercise of the Warrants (as defined below) (the “Warrant Shares”) and (b) up to 1,541,600 warrants to purchase shares of Class A Common Stock (the “Warrants” and, together with the Shares, the “Securities”) by the selling securityholders identified in the Registration Statement, any pre-effective amendment to the Registration Statement and any prospectus supplements to the final prospectus included as part of the Registration Statement.

The Warrants are governed under the terms of that certain Warrant Agreement, dated as of October 21, 2020 (the “Warrant Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in relation to the registration of the Securities. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Sky Harbour Group Corporation

March 27, 2024

Page Two

With respect to the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Class A Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Class A Common Stock than the number that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrant Agreement) will not be adjusted to an amount below the par value per share of the shares of Class A Common Stock.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect, and, with respect to the Warrants, the laws of the State of New York as currently in effect. We express no opinion as to the enforceability of the New York choice-of-law provision contained in the Warrant Agreement. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.         The Outstanding Shares are validly issued, fully paid and nonassessable.

2.         The Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

3.         The Warrants constitute valid and legally binding obligations of the Company.

Our opinions expressed herein are subject to the following qualifications and exceptions:

a.         the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

b.         limitations imposed by general principles of equity upon the availability of equitable remedies, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

Sky Harbour Group Corporation

March 27, 2024

Page Three

c.         we express no opinion as to the applicability of any regulatory statute, or rule or regulation of any regulatory agency, to the Company or the effect of any such statute, rule or regulation on the opinions expressed herein;

d.         we express no opinion as to compliance with applicable antifraud statutes, and rules or regulations of applicable foreign, state and federal laws concerning the issuance or sale of the Shares or the Warrants;

e.         our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities; and

f.         we express no opinion as to the validity or legally binding effect of Section 4.4 of the Warrant Agreement or any related provision in the Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Morrison & Foerster LLP Morrison & Foerster LLP